Free Writing Prospectus

Filed Pursuant to Rule 433

Dated July 21, 2020

Registration Statement Nos. 333-231819 and 333-231819-05

**Full Pricing Details** $1.4bln+ FORDL 2020-B (Auto Lease)

Active Leads: BNP Paribas (struc), RBC, TD Securities

Passive Leads: Barclays, Deutsche Bank

Co-Managers: Santander, US Bancorp

Selling Group: Academy Securities, CastleOak

CL	AMT($MM)	WAL	MDY/S&P	E.FIN	L.FIN	PXD	YLD	CPN	$PX
A-1	184.000	0.25	P-1/A-1+	01/21	08/21	IL+2	0.27550	0.27550	100.00000
A-2A	415.000	0.97	Aaa/AAA	12/21	12/22	EDSF+26	0.501	0.50	99.99954
A-2B	100.000	0.97	Aaa/AAA	12/21	12/22	1ML+26			100.00000
A-3	455.000	1.76	Aaa/AAA	09/22	08/23	EDSF+41	0.624	0.62	99.99443
A-4	96.000	2.19	Aaa/AAA	10/22	10/23	IntS+49	0.701	0.69	99.97833
B	86.000	2.32	Aa1/AA	12/22	11/23	IntS+80	1.012	1.00	99.97737
C	65.850	2.43	Aa2/A	01/23	02/25	IntS+150	1.713	1.70	99.98356

Exp Settle	: 7/24/2020	Format	: Public / SEC Registered
First Pay	: 8/17/2020	ERISA Eligible	: Yes
Ratings	: Moody’s, S&P	Min Denoms	: $1k x $1k
BBG Ticker	: FORDL 2020-B	Pricing Speed	: 100% PPC to Maturity
Exp Pricing	: Priced	Bill & Deliver	: BNP Paribas

CUSIPs :
A1 - 34531R AA5;	A2A - 34531R AB3;	A2B - 34531R AC1;
A3 - 34531R AD9;	A4 - 34531R AE7;	B - 34531R AF4;	C - 34531R AG2

Available Materials:
- Preliminary Prospectus, Ratings FWP
- Intex CDI; Intex deal name: bpFORDL20B-preprice / Password: 47K6
- DealRoadshow: www.dealroadshow.com / Entry Code (Case Sensitive): FORDL20B
Direct Link: www.dealroadshow.com/e/FORDL20B

This message is for information purposes only. Do not disclose, distribute or reproduce without BNP Paribas’ written permission. Nothing herein constitutes a confirmation of trade terms, an offer or advice. BNP Paribas does not guarantee the accuracy or completeness of any information contained herein and accepts no fiduciary duty or liability for any loss in relation hereto. Any opinion or forecast herein is subject to change and should not be considered objective or unbiased. This summary information is not a research report nor prepared by BNP Paribas’ Research area. This message is not intended for retail clients nor for use by any person or entity in any jurisdiction where the distribution or use of such information would be contrary to relevant laws or regulations. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. BNP Paribas Securities Corp., a subsidiary of BNP Paribas, is a U.S. broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674.